Exhibit 10.30

II-VI INCORPORATED

NONQUALIFIED STOCK OPTION AGREEMENT

THIS NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is dated as of the Grant Date, as specified in the applicable Summary of Award (as defined below), by and between II-VI Incorporated, a Pennsylvania corporation (“II-VI”), and the Optionee, as specified in the applicable Summary of Award, who is a director, employee or consultant of II-VI or one of its subsidiaries (the “Optionee”).

Reference is made to the Summary of Award (the “Summary of Award”) issued to the Optionee with respect to the applicable Award, which may be found on the MorganStanley SmithBarney Benefit Access System at www.benefitaccess.com (or any successor system selected by II-VI) (the “Benefit Access System”). Reference further is made to the Summary Plan Description relating to the Plan (as defined below) which also may be found on the Benefit Access System.

All capitalized terms used herein, to the extent not defined, shall have the meanings set forth in the II-VI 2012 Omnibus Incentive Plan (as amended from time to time, the “Plan”), a copy of which can be found on the Benefit Access System, and/or the applicable Summary of Award. Terms of the Plan and the Summary of Award are incorporated herein by this reference. This Agreement shall constitute an Award Agreement as that term is defined in the Plan.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Optionee and II-VI agree as follows:

1. Grant. II-VI hereby grants the Optionee on and as of the Grant Date Options to purchase from II-VI the number of shares of common stock of II-VI (“II-VI Common Stock”) specified in the applicable Summary of Award (the “Shares”), at the price per share equal to the Option Price, as specified in the applicable Summary of Award (the “Option Price”), which Options shall expire on the Expiration Date, as specified in the applicable Summary of Award, unless such Options terminate or expire earlier in accordance with the terms hereof.

2. Vesting. The Options shall be exercisable, pursuant to the terms of the Plan and shall vest and become exercisable in installments, as follows:

(a) Upon and after the one (1) year anniversary of the Grant Date, the Optionee may exercise the Options with respect to any number of Shares (except with respect to fractional shares) not in excess of twenty percent (20%) of the total number of Shares covered by this Agreement.

(b) Upon and after the two (2) year anniversary of the Grant Date, the Optionee may exercise the Options with respect to any number of Shares (except with respect to fractional shares) not in excess of forty percent (40%) of the total number of Shares covered by this Agreement.

(c) Upon and after the three (3) year anniversary of the Grant Date, the Optionee may exercise the Options with respect to any number of Shares (except with respect to fractional shares) not in excess of sixty percent (60%) of the total number of Shares covered by this Agreement.

(d) Upon and after the four (4) year anniversary of the Grant Date, the Optionee may exercise the Options with respect to any number of Shares (except with respect to fractional shares) not in excess of eighty percent (80%) of the total number of Shares covered by this Agreement.

(e) Upon and after the five (5) year anniversary of the Grant Date, the Optionee may exercise the Options with respect to any number of Shares (except with respect to fractional shares) not in excess of one-hundred percent (100%) of the total number of Shares covered by this Agreement.

3. Post-termination Exercise. Except as otherwise provided in Section 4(b) hereof, upon the termination of the Optionee’s employment with or service to the Company for any reason, the Options, to the extent not then vested and exercisable pursuant to Section 2 above, shall immediately lapse and become null and void on and as of the date of such termination. The vested portion of the Option, if any, as of the date of such termination, may be exercised post-termination during the applicable periods set forth in Section 4(b) hereof.

4. Acceleration of Vesting.

(a) All Options shall immediately vest and become exercisable immediately prior to a Change in Control. Any Options remaining unexercised upon a Change in Control shall lapse upon such Change in Control and shall be null and void.

(b) No Options granted under the Plan may be exercised more than ten years from the Grant Date. Upon the termination of the Optionee’s employment with or service to the Company for the reasons set forth below, the Options may be exercised as follows:

(i) In the event of the death of an Optionee (i) while an employee or a Nonemployee Director of the Company, (ii) within the twelve (12) month period after termination of employment with or service to the Company because of total and permanent disability, as defined in Code Section 105(d)(4), or (iii) within the three (3) year period after termination of employment with or service to the Company because of normal or late retirement, as those terms are defined in II-VI’s profit sharing plan, any unvested portion of such Optionee’s Options will immediately vest and may be exercised by the Optionee’s estate at any time, or from time to time, within one (1) year of the date such Optionee’s death but in no event later than the Expiration Date.

(ii) If an Optionee’s employment with or service to the Company shall terminate because of total and permanent disability, as defined in Code Section 105(d)(4), any unvested portion of such Optionee’s Options will immediately vest and may be exercised at any time, or from time to time, within twelve (12) months of the date of termination of employment or service, but in no event later than the Expiration Date.

(iii) If an Optionee’s employment with or service to the Company shall terminate because of his normal or late retirement as those terms are defined in the Company’s profit sharing plan, or, in the case of a Nonemployee Director, upon the attainment of 9 years of service on the Board, any unvested portion of such Optionee’s Options will continue to vest and become exercisable in accordance with the schedule set forth under Section 2 of this Agreement and may be exercised by the Optionee at any time, or from time to time, prior to the Expiration Date.

(iv) Except as otherwise provided by the Committee , in its sole discretion, if an Optionee’s employment with or service to the Company shall terminate for any reason other than death, total and permanent disability, normal or late retirement as those terms are defined in II-VI’s profit sharing plan, or Cause, the non-vested portion of the Option shall be deemed canceled and forfeited on the date of Optionee’s termination of employment or services and the vested portion of the Option, if any, as of the date of such termination shall remain exercisable for the lesser of (i) a period of 90 calendar days following such termination of employment or service, or (ii) until the Expiration Date.

(v) Notwithstanding any provision of this Agreement to the contrary, if an Optionee’s employment with or service to the Company shall terminate for Cause, all of such Optionee’s rights to exercise the Options (whether vested or unvested) shall terminate on the date of such termination of employment or service.

For purposes of this Agreement, “Cause” shall mean a determination by the Committee or its designee that the Optionee has: (1) committed any act that is in violation of the Company’s Code of Business Conducts and Ethics; (2) breached any of the covenants set forth in Section 11 of this Agreement; or (3) engaged in any conduct that could reasonably be expected to result in material loss, damage or injury to the Company.

5. Exercise; Payment of Option Price. Any exercisable portion of the Options may be exercised in whole or in part, but in no event with respect to a fraction of a share, from time to time until the Expiration Date, unless otherwise terminated pursuant to the terms of the Plan or this Award Agreement. II-VI may require the exercise of such Options to be accomplished via a notice of exercise submitted via the Benefit Access System or as otherwise required by II-VI, in accordance with the procedures established by II-VI for such exercise.

Unless purchased via a cashless exercise set forth below, the Optionee shall provide for the payment of the aggregate Option Price for the number of shares purchased and any applicable withholding taxes. Such exercise (subject to Section 6 hereof) shall be effective upon the actual receipt of such payment and notice to II-VI. The aggregate Option Price for all shares purchased pursuant to an exercise of the Options shall be (a) paid by check payable to the order of II-VI or by (b) shares of II-VI Common Stock held by the Optionee for at least six (6) months, the fair market value of which at the time of such exercise is equal to the aggregate Option Price (or portion thereof to be paid with previously owned shares of II-VI Common

Stock). Payment of the Option Price in shares of II-VI Common Stock shall be made by delivering properly endorsed stock certificates to II-VI or otherwise causing such II-VI Common Stock to be transferred to the account of II-VI, either physically or through attestation. In addition, the aggregate Option Price for all shares purchased pursuant to an exercise of the Options may be paid via a cashless exercise from the proceeds of sale through a bank or broker on the date of exercise of some or all of the shares to which the exercise relates. There shall be furnished with each exercise of any portion of the Options such documents as II-VI in its discretion may deem necessary to assure compliance with applicable rules and regulations of any stock exchange or governmental authority. No rights or privileges of a stockholder of II-VI in respect to such shares issuable upon the exercise of any part of the Options shall accrue to the Optionee unless and until certificates representing such shares have been registered in the Optionee’s name.

6. Compliance with Laws. The Options shall not be exercised in whole or in part and no related share certificates shall be delivered in the sole discretion of II-VI: (a) if such exercise or delivery would constitute a violation of any provision of, or any regulation or order entered pursuant to, any law purporting to regulate wages, salaries or compensation; or (b) if any requisite approval, consent, registration or other qualification of any stock exchange or quotation system upon which the securities of II-VI may then be listed, the Securities and Exchange Commission or other governmental authority having jurisdiction over the exercise of the Options or the issuance of shares pursuant thereto, shall not have been secured.

7. Nontransferability. Except as otherwise provided in the Plan, the Options shall not be sold, pledged, assigned, hypothecated, transferred or disposed of (a “Transfer”) in any manner, other than by will or the laws of descent and distribution. Any attempt to Transfer the Options in violation of this paragraph or the Plan shall render these Options null and void.

8. Adjustments. The number of shares covered by the Options and the Option Price, shall be adjusted to reflect any stock dividend, stock split, or combination of shares of II-VI Common Stock. In addition, the Committee may make or provide for such adjustment in the number of shares covered by the Options, and the kind of shares covered the Options, as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of Optionee’s rights that otherwise would result from (a) any exchange of shares of II-VI’s Common Stock, recapitalization or other change in the capital structure of II-VI, (b) any Change in Control, merger, consolidation, spin–off, spin–out, split–off, split–up, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee may provide in substitution for the Options such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of the Options so replaced.

9. Plan Provisions. In the event of any conflict between the provisions of this Agreement and the Plan, the Plan shall control.

10. No Continued Rights. The granting of the Options shall not give Optionee any rights to similar grants in future years or any right to continuance of employment or other service with II-VI or the Company, nor shall it interfere in any way with any right that the Company would otherwise have to terminate Optionee’s employment or other service at any time, or the right of Optionee to terminate his or her services at any time.

11. Non-Competition; Non-Solicitation; Confidentiality.

(a) While the Optionee is employed by the Company and for a period of one (1) year after the termination or cessation of such employment for any reason (the “Restricted Period”), the Optionee will not directly or indirectly:

(i) Engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company), that develops, manufactures, markets or sells any product or service that competes with any product or service developed, manufactured, marketed or sold or planned to be developed, manufactured, marketed or sold, by the Company while the Optionee was employed by the Company, within the United States of America and/or any other country within which the Company has customers or prospective customers.

(ii) (A) solicit for the purpose of selling or distributing any products or services that are the same or similar to those developed, manufactured, marketed or sold by the Company, (1) any customers of the Company, (2) any prospective customers from whom the Company has solicited business within the twelve (12) months prior to the Optionee’s termination or cessation of employment, or (3) any distributors, sales agents or other third-parties who sell to or refer potential customers in need of the types of products and services produced, marketed, licensed, sold or provided by the Company who have become known to Optionee as a result of his/her employment with the Company, or (B) induce or attempt to induce any vendor, supplier, licensee or other business relation of the Company to cease or restrict doing business with the Company, or in any way interfere with the relationship between any such vendor, supplier, licensee or business relation and the Company.

(iii) Either alone or in association with others (A) solicit, or permit any organization directly or indirectly controlled by the Optionee to solicit, any employee of the Company to leave the employ of the Company, or (B) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Optionee to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at any time during the term of the Optionee’s employment with the Company; provided, that this clause (B) shall not apply to any individual whose employment with the Company has been terminated for a period of one year or longer.

(b) The Optionee and the Company agree that certain materials, including, but not limited to, information, data, technology and other materials relating to customers, programs, costs, marketing, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company constitute proprietary confidential information and trade secrets. Accordingly, the Optionee will not at any time during or after the Optionee’s employment with the Company disclose or use for the Optionee’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise, other than the Company, any proprietary confidential information or trade secrets; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of the Optionee’s breach of this covenant. The Optionee agrees that, upon termination of employment with the Company for any reason, the Optionee will immediately return to the Company all Company property including all memoranda, books, technical and/or lab notebooks, customer product and pricing data, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of the Company, except that the Optionee may retain personal items. The Optionee further agrees that the Optionee will not retain or use for the Optionee’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company.

“Company” shall mean II-VI and/or any Subsidiary of II-VI that the Optionee is employed by or may become employed by or provide services to during the Optionee’s employment by II-VI or any such Subsidiary. The Restricted Period will be tolled during and for any period of time during which the Recipient is in violation of the restrictive covenants contained in this Section 11 and for any period of time which may be necessary to secure an order of court or injunction, either preliminary or permanent, to enforce such covenants, such that the cumulative time period during which the Recipient is in compliance with the restrictive covenants contained in Section 11 will not exceed the one (1) year period set forth above.

12. Remedies; Violation Clawback.

(a) Company and Optionee acknowledge and agree that that any violation by Optionee of any of the restrictive covenants contained in Section 11 would cause immediate, material and irreparable harm to II-VI and the Company which may not adequately be compensated by money damages and, therefore, II-VI and the Company shall be entitled to injunctive relief (including, without limitation, one or more preliminary injunctions and/or ex parte restraining orders) in addition to, and not in derogation of, any other remedies provided by law, in equity or otherwise for such a violation including, but not limited to, the right to have such covenants specifically enforced by any court of competent jurisdiction, the rights under Section 12(b) below, and the right to require Optionee to account for and pay over to II-VI or the Company all benefits derived or received by Optionee as a result of any such breach of covenant together with interest thereon, from the date of such initial violation until such sums are received by II-VI or the Company, as the case may be.

(b) In the event that the Optionee violates or breaches any of the covenants set forth in Section 11 of this Agreement, the Options (whether vested or unvested) and the right to receive Shares upon exercise thereof shall be forfeited. II-VI shall also have the right, in its sole discretion, in addition to any other remedies or damages provided by law, in equity or otherwise, to demand and require the Optionee, to the extent that any portion of the Options were exercised into Shares (i) return and transfer to II-VI any Shares directly or beneficially owned by the

Optionee, and (ii) to the extent that the Optionee sold or transferred any such Shares, disgorge and/or repay to II-VI any profits or other economic value (as reasonably determined by II-VI) made or realized by the Optionee with respect to such Shares, including but not limited to the value of any gift thereof.

(c) The Optionee further agrees, as a condition to acceptance of these Options, that these Options, as well as any other incentive award previously granted to Recipient by II-VI, may be subject to recoupment by the Company under the provisions of any other forfeiture or clawback policy that may be adopted by II-VI in the future, or as required by any applicable laws then in effect.

13. Optionee Acknowledgments. Optionee acknowledges and agrees that (i) as a result of Optionee’s previous, current and future employment with the Company, Optionee has had access to, will have access to and/or possesses or will possess confidential and proprietary information of the Company, (ii) the Company and its affiliates and subsidiaries are engaged in a highly competitive business and that the Company conducts such business Worldwide, (iii) this Agreement does not constitute a contract of employment, does not imply that the Company will continue Optionee’s employment for any period of time and does not change the at-will nature of Optionee’s employment, except as set forth in a separate written employment agreement between the Company and the Optionee, (iv) that the restrictive covenants set forth under Section 11 are necessary and reasonable in time and scope (including the period, geographic, product and service and other restrictions) to protect the legitimate business interests of the Company, (v) that the remedy, forfeiture and payment provisions contained in Section 12 are reasonable and necessary to protect the legitimate interests of II-VI and the Company, (vi) that acceptance of this Award and the Options and agreement to be bound by the provisions hereof is not a condition of Optionee’s employment, and (vii) that Optionee’s receipt of the benefits provided under this Agreement is adequate consideration for the enforcement of the provisions contained in Section 11 and Section 12 hereof.

14. Severability; Waiver. If any term, provision, covenant or restriction contained in the Agreement is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in the Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. In particular, in the event that any of such provisions shall be adjudicated to exceed the time, geographic, product and service or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product and service or other limitations permitted by applicable law. No delay or omission by II-VI or the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by II-VI or the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

15. Controlling Law. The validity, construction and effect of this Agreement will be determined in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to the conflict of laws. Optionee and II-VI hereby irrevocably submit to the exclusive jurisdiction of the state and Federal courts located in the Commonwealth of

Pennsylvania and consent to the jurisdiction of any such court, provided, however, that, notwithstanding anything to the contrary set forth above, II-VI or the Company may file an action to enforce the covenants contained in Section 11 by seeking injunctive or other equitable relief in any appropriate court having jurisdiction, including but not limited to where the Optionee resides or where the Optionee was employed by II-VI or the Company. Optionee and II-VI also both irrevocably waive, to the fullest extent permitted by applicable law, any objection either may now or hereafter have to the laying of venue of any such dispute brought or injunctive or equitable relief sought in such court or any defense of inconvenient forum for the maintenance of such dispute and consent to the personal jurisdiction of any such court. The Company shall be a third-party beneficiary of this Agreement.

16. Notice. II-VI may require any notice required or permitted under this Agreement to be transmitted, submitted or received, by II-VI or the Recipient, via the Benefit Access System in accordance with the procedures established by II-VI for such notice. Otherwise, except as otherwise set forth in this Agreement, any written notice required or permitted by this Agreement shall be mailed, certified mail (return receipt requested) or by overnight carrier, to II-VI at the following address:

II-VI Incorporated

Attention: Chief Financial Officer

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

or to Optionee at his most recent home address on record with II-VI or the Company. Notices are effective upon receipt.

17. Entire Agreement. This Agreement (including the Plan and the Summary of Award) contains the entire understanding between the parties and supersedes any prior understanding and agreements between them regarding the subject matter hereof with respect to the Options, and there are no other representations, agreements, arrangements or understandings, oral or written, between the parties relating to the Options which are not fully expressed herein. Notwithstanding anything to the contrary set forth in this Agreement, any restrictive covenants contained in this Agreement are independent, and are not intended to limit the enforceability, of any restrictive or other covenants contained in any other agreement between the Company and the Optionee.

18. Captions. Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Agreement or any provision hereof.

19. Limitation of Actions. Any lawsuit commenced by the Optionee with respect to any matter arising out of or relating to this Agreement must be filed no later than one (1) year after the date that a denial of any claim hereunder is made or any earlier date that the claim otherwise accrues.

20. Section 409A of the Code. This Agreement and the Options are intended to be excepted from coverage under Section 409A and shall be administered, interpreted, and construed accordingly. II-VI in its discretion, and without the Optionee’s consent, may impose conditions on the timing and effectiveness of any exercise by Optionee, or take any other action it deems necessary, including amending the terms of the Award and this Agreement to cause the Options to be excepted from 409A (or to comply therewith to the extent that II-VI determines it is not excepted). Notwithstanding, Optionee recognizes and acknowledges that Section 409A of the Code may affect the timing and recognition of payments due hereunder, and may impose upon the Optionee certain taxes or other charges for which the Optionee is and shall remain solely responsible.

21. Assignment. Optionee’s rights and obligations under this Agreement shall not be transferable by Optionee, by assignment or otherwise, and any purported assignment, transfer or delegation thereof by Optionee shall be void. II-VI and the Company may assign/delegate all or any portion of this Agreement and its respective rights hereunder whereupon Optionee shall continue to be bound hereby with respect to such assignee/delegatee, without prior notice to Optionee and without providing any additional consent thereto.

22. Electronic Delivery. II-VI may, in its sole discretion, deliver any documents or correspondence related to this Agreement, the Options, the Optionee’s participation in the Plan, or future awards that may be granted to the Optionee under the Plan, by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and to Optionee’s participation in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including but not limited to the Benefit Access System. Likewise, II-VI may require the Optionee to deliver or receive any documents or correspondence related to this Agreement by such electronic means.

23. Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, or as otherwise provided under the Plan or this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Grant Date set forth above. Electronic acceptance of this Agreement by the Optionee pursuant to II-VI’s instructions to the Optionee (including via the Benefit Access System) shall constitute execution of this Agreement by the Optionee.

The Optionee agrees that his or her electronic acceptance of this Agreement via electronic means, including but not limited to via the Benefit Access System, shall constitute his or her signature, and that he or she agrees to be bound by all of the terms and conditions of this Agreement.

II-VI INCORPORATED

By:	/s/ David G. Wagner
Name:	David G. Wagner
Title:	Vice President, Human Resources

PARTICIPANT

Electronic Acceptance via the Benefit Access System